Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into effective as of December 31, 2025 (the “Effective Date”), by and between Range Reclaim, LLC, an Ohio limited liability company (the “Seller”), Collins Reclamation, LLC, a West Virginia limited liability company (the “Buyer”), and solely for purposes of Section 7 and Section 8 of this Agreement, Range Environmental Resources, Inc., a West Virginia corporation (“RER”). The Seller, the Buyer and RER are sometimes individually referred to herein as a “Party” and collectively as the “Parties” to this Agreement.

WHEREAS, the Seller owns one hundred (100) shares of common stock, par value of $10.00 per share (together, the “Shares”), of Collins Building & Contracting, Inc., a West Virginia corporation (the “Company”); and

WHEREAS, the Seller desires to sell, assign and convey the Shares to the Buyer and the Buyer desires to purchase and receive the Shares on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Purchase of the Shares. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, all the Seller’s rights, title and interest in and to the Shares, which comprise all of the issued and outstanding common stock of the Company.

2. Consideration; Closing and Closing Deliveries.

(a) Consideration. Upon execution of this Agreement and as total consideration for the transfer of the Shares, the Buyer shall pay to the Seller a cash amount equal to One Dollar ($1.00) (the “Purchase Price”). The Parties acknowledge that the nominal Purchase Price reflects the allocation of liabilities and obligations set forth in this Agreement, including but not limited to (i) Buyer’s assumption of responsibility for the Open Contracts as set forth in Section 5(d), (ii) Seller’s retention of responsibility for the Pending Litigation Matter as set forth in Section 5(b), and (iii) the cancellation of Affiliated Company payables and Affiliated Company Receivables as set forth in Section 5(e).

(b) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement. The Closing shall take place remotely pursuant to the electronic exchange of documents. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and all other documents to be delivered hereunder, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Closing will be deemed to have occurred as of 12:01AM Eastern Standard Time on the Closing Date, irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

(c) Closing Deliveries.

(i)	At the Closing, the Seller shall deliver to the Buyer the following:

a.	If applicable, one or more stock certificates representing the Shares, and an executed stock power in the form as set forth on Exhibit A;

b.	The resignation letters executed from each officer and director of the Company, in substantially the form of resignation letter attached hereto as Exhibit B;

c.	A certificate dated as of the Closing Date of the Company’s President or Chief Executive Officer, attesting to, and attaching thereto: (A) the Company’s Certificate of Incorporation as in effect at the time of Closing; and the (B) duly executed resolutions adopted by the board members of the Seller’s ultimate parent company authorizing the transactions contemplated herein, and stating that such resolutions have not been amended, modified, revoked or rescinded; and

d.	Such other documents or instruments as the Buyer reasonably requests to effect the transactions contemplated hereby.

(ii)	At the Closing, the Buyer shall deliver to the Seller the following:

a.	The Purchase Price;

b.	A certificate dated as of the Closing Date of the Buyer’s President or Chief Executive Officer, attesting to, and attaching thereto: (A) the Buyer’s Certificate of Incorporation as in effect at the time of Closing; and (B) duly executed resolutions adopted by the board members, equity owner(s) or manager(s) of the Buyer authorizing the transactions contemplated herein, and stating that such resolutions have not been amended, modified, revoked or rescinded; and

c.	Such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated hereby.

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3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that the following statements are true and correct as of the Closing Date:

(a) Organization of the Seller, the Company and RER. The Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Ohio. The Company is a West Virginia corporation duly organized and validly existing and in good standing under the laws of the State of West Virginia. RER is a corporation duly organized and validly existing and in good standing under the laws of the State of West Virginia;

(b) Authority. Each of Seller and RER has the full power and authority to execute, deliver, and carry out the terms and provisions of this Agreement;

(c) Authorization. The execution, delivery and performance of this Agreement has been duly authorized by the Seller and RER, and no other act or proceeding on the part of the Seller or RER is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby;

(d) Execution. This Agreement has been duly executed and delivered by each of the Seller and RER, and constitutes a valid and binding obligation of each of the Seller and RER, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies;

(e) No Conflicts; Ownership of Shares. The execution, delivery and performance by each of Seller and RER of this Agreement does not and will not in any material respect violate, conflict with or result in a breach of any provision of the organizational documents of the Seller or RER. The Seller owns the Shares free and clear of all liens, claims, encumbrances, charges and assessments. The Shares represent all the outstanding equity securities of the Company;

(f) Consents. Except as set forth in Schedule 3(f), there are no requirements to request or obtain consent from any party that are required in connection with the consummation of the transactions contemplated by this Agreement by the Seller and RER;

(g) No Actions. There are no actions pending or, to the knowledge of the Seller, threatened by or against the Seller that affect the Shares, at law or in equity. There are no actions pending or, to the knowledge of the Seller, threatened by or against the Seller which challenge the validity or enforceability of this Agreement or seek to rescind the transactions contemplated hereby;

(h) Brokers or Finders Fees. No broker, investment banker, financial advisory firm or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller;

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(i) Taxes. All taxes due and owing by the Company have been, or will be, paid timely. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. All tax returns required to be filed by the Company for any tax periods prior to Closing, including with limitation all federal, state, and local returns of income, excise, withholding, property or other taxes for the calendar tax years ended December 31, 2023, December 31, 2024, and December 31, 2025, have been, or will be, timely filed by the Seller and all taxes due and owing in connection therewith shall be paid in full by Seller. Such tax returns are, or will be, true, complete, and correct in all respects. There are no encumbrances for taxes upon any of the assets of the Company or the Shares, nor is any taxing authority in the process of imposing any encumbrances for taxes on any of the assets of the Company or the Shares (other than for current taxes not yet due and payable). The Buyer and the Company on the one hand, and the Seller on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to taxes of the Company. Such cooperation shall include providing to the other Party, such information and records as may be reasonably requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company;

(j) Financial Statements. The Seller hereby represents and warrants to the Buyer that the copies of the financial statements of the Company, including but not limited to the balance sheets, statements of income, and detailed general ledgers for the fiscal years ended December 31, 2023, December 31, 2024, and December 31, 2025 and the schedule of open and outstanding accounts payable as of the Closing Date (collectively, the “Financial Statements”), which are attached as Exhibit C to this Agreement, (i) present fairly, in all material respects, the financial conditions of the Company as of the dates indicated therein; (ii) are true, accurate, and complete in all material respects; (iii) contain no material misstatements or omissions; (iv) reflect all material liabilities, direct or indirect, fixed, contingent, or otherwise, of the Company; and (v) are consistent with the books and records of the Company, which books and records are accurate and complete in all material respects. The Seller acknowledges that the Buyer is relying on the accuracy of the Financial Statements in connection with its decision to enter into this Agreement and consummate the transactions contemplated hereby;

(k) Liabilities. Except as set forth on Schedule 3(j), the Company does not have any liabilities as of the Closing other than its obligations under contracts and commitments described on Schedule 5(d) with respect to the Open Contracts; and

(l) Disclaimers. Except for the limited representations and warranties set forth in this Section 3, the Seller has not made any other representations or warranties, express or implied, and the Seller expressly disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated to the Buyer that is not otherwise contained in Section 3 of this Agreement.

4. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller that the following statements are true and correct as of the Closing Date:

(a) Organization of the Buyer. The Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the Buyer’s state of organization;

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(b) Authority. The Buyer has full power and authority to execute, deliver, and carry out the terms and provisions of this Agreement;

(c) Authorization. The execution, delivery and performance of this Agreement has been duly authorized by the Buyer, and no other act or proceeding on the part of the Buyer is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby;

(d) Execution. This Agreement has been duly executed and delivered by the Buyer, and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms;

(e) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement does not and will not in any material respect violate, conflict with or result in a breach of any provision of the organizational documents of the Buyer or any contracts to which the Buyer is a party. The Buyer has all requisite power and authority to purchase the Shares pursuant to this Agreement;

(f) Consents. Except as set forth in Schedule 4(f), there are no requirements to request or obtain consent from any party that are required in connection with the consummation of the transactions contemplated by this Agreement by the Buyer.

(g) No Actions. There are no actions pending or, to the knowledge of the Buyer, threatened by or against the Buyer that affect the ability of the Buyer to consummate the transactions contemplated herein. There are no actions pending or, to the knowledge of the Buyer, threatened by or against the Buyer which challenge the validity or enforceability of this Agreement or seek to rescind the transactions contemplated hereby;

(h) Brokers or Finders Fees. No broker, investment banker, financial advisory firm or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer; and

(i) Disclaimers. Except for the limited representations and warranties set forth in this Section 4, the Buyer has not made any other representations or warranties, express or implied, and the Buyer expressly disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated to the Seller that is not otherwise contained in Section 4 of this Agreement.

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5. Covenants and Other Agreements.

(a) Cooperation and Further Assurances. Consistent with the terms and conditions hereof, each Party shall execute and deliver all instruments, certificates, and other documents and shall perform all other acts which the other Parties may reasonably request to carry out this Agreement and the transactions contemplated hereby. To the extent that there are any consents set forth in Schedule 3(f) that are not obtained prior to the Closing Date, then the Parties shall cooperate in good faith to obtain such consents as promptly as practicable after the Closing. More specifically, the Buyer shall exercise commercially reasonable efforts, and cooperate with the Seller in all regards, to notify or obtain and procure the required consents, if any, from the West Virginia Department of Environmental Protection (the “WVDEP”) or any other government agency related to the change in control transaction contemplated by this Agreement with respect to the Open Contracts. The Seller shall be responsible for paying any fees and other costs related to such notification and/or the procurement of the WVDEP’s consent to the change in control transaction contemplated by this Agreement with respect to the Open Contracts, if such consent is required. To the extent that the Seller or any of its affiliates (other than the Company) are a party to any of the Open Contracts, the Parties shall cooperate in good faith to remove the Seller and its affiliates (other than the Company) from the Open Contracts.

(b) Pending Litigation Matter. For purposes hereof, the term “Pending Litigation Matter” shall mean that certain outstanding litigation matter described in Schedule 5(b). The Seller shall indemnify, defend and hold harmless the Buyer and its Representatives (as such term is defined in Section 6) from and against all Adverse Consequences (as such term is defined in Section 6), if any, incurred by the Buyer and its Representatives as a result of the Pending Litigation Matter. Effective as of the Closing, the Seller shall have unilateral control over all aspects of the defense, settlement and management of the Pending Litigation Matter. If any unused retainer amounts paid by the Seller or Company in connection with the Pending Litigation Matter to Jackson Kelly, PLLC are returned to the Buyer or the Company after the Closing Date, the Buyer and/or Company shall promptly, but in no event later than ten (10) business days following receipt, remit such amounts to the Seller without offset or deduction.

(c) Publicity. Except as may be required to comply with the requirements of any applicable law or the rules and regulations of any stock exchange or national market system upon which the securities of the Seller’s ultimate parent company are listed, no Party will issue any press release or other public announcement related to this Agreement, the subject matter of this Agreement or the transactions contemplated hereby without the prior approval of the other Party. For the avoidance of doubt, the Parties hereto acknowledge that the Seller’s ultimate parent company will disclose this Agreement through the filing of a Form 8-K with the Securities Exchange Commission and also issue a press release regarding this Agreement and the transactions contemplated hereby.

(d) Open Contracts. For purposes hereof, the term “Open Contracts” shall have the meaning assigned to it in Schedule 5(d) of this Agreement. From and after the Closing, the Buyer shall (and shall cause the Company to) be responsible for discharging and performing all Company obligations under the Open Contracts, whether such commitments or obligations relate to activities that have occurred prior to or after the Closing Date. The Buyer shall indemnify the Seller and its Representatives for any costs, expenses and liabilities related to the Open Contracts.

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(e) Cancellation of Affiliated Payables and Receivables. To the extent that the Company owes any payables or other obligations to any entities or persons affiliated with the Seller (together, “Affiliated Company Payables”), or to the extent any of the Seller or its affiliates owe any funds or have any other obligations towards the Company (together the “Affiliated Company Receivables”), then such Affiliated Company Payables and Affiliated Company Receivables shall be deemed void and cancelled as of the Effective Date.

(f) Taxes. The Seller shall pay and be responsible for any Pre-Closing Taxes of the Company and the Buyer shall pay and be responsible for any Post-Closing Taxes of the Company. For purposes hereof, the term “Pre-Closing Taxes” shall mean any taxes imposed on or with respect to the Company for any taxable period ending on or before the Closing Date. In addition, the term “Post-Closing Taxes” shall mean any taxes imposed on or with respect to the Company for any taxable period ending after the Closing Date.

(g) Pre-Closing Liabilities and Post-Closing Liabilities. Subject to the terms of this Agreement, the Seller shall pay and be responsible for any Pre-Closing Liabilities of the Company and the Buyer shall pay and be responsible for any Post-Closing Liabilities of the Company. For purposes hereof, the term “Pre-Closing Liabilities” shall mean any liabilities, obligations or responsibilities of the Company that have accrued or have become due and payable on or prior to the Closing Date. In addition, the term “Post-Closing Liabilities” shall mean any liabilities, obligations or responsibilities of the Company that accrue or become due and payable after the Closing Date.

6. Indemnification. Each of the Parties (the “Indemnifying Party”) shall indemnify and defend the other Party and its Representatives (the “Indemnified Parties”), and hold the Indemnified Parties harmless from, all Adverse Consequences (as defined below) incurred or suffered by the Indemnified Parties resulting from any breach of any representation, warranty or covenants of the Indemnifying Party in this Agreement. “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, security interests, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. For purposes hereof, the term “Representatives” shall mean each Party’s representatives, agents, affiliates, members, managers, stockholders, officers, directors, employees, successors, assigns and heirs, as applicable.

In addition the foregoing indemnity obligations set out in this Section 6 and in Section 5(b), Seller and RER shall jointly and severally indemnify, defend and hold harmless Buyer and its Representatives from and against any and all Adverse Consequences incurred or suffered by Buyer or its Representatives arising from or relating to the Company’s operations, activities, employees, assets, or business during the period from August 31, 2023, through the Effective Date, other than the discharge and performance of all Company obligations under the Open Contracts which Buyer shall be responsible for pursuant to Section 5(d).

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7. Guaranty. RER hereby irrevocably guaranties all of the Seller’s indemnification obligations under this Agreement, in all cases subject to the terms, conditions, defenses, limitations and rights that the Seller would have under this Agreement.

8. Miscellaneous.

(a) Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived upon the written agreement of the Parties. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

(b) Notices. All notices, requests, demands and other communications permitted or required to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when sent by electronic mail, (iii) one business day after being sent by reputable overnight express courier, or (iv) three business days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to the Seller or RER:

200 Park Avenue, Suite 400

Orange Village, Ohio 44122

Attn: Michael Cavanaugh, CEO

With a mandatory copy to (which shall not constitute notice):

UB Greensfelder LLP

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113

Attn: Howard Groedel

Notices to the Buyer:

3406 Corley Caress Road

Flatwoods, West Virginia 26621

Attn: Roger L. Collins, Jr.

E-Mail: collinsreclamation@gmail.com

With a mandatory copy to (which shall not constitute notice):

Daniels Law Firm, PLLC

P.O. Box 1433

Charleston, West Virginia

Attn: Thomas Spears

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(c) Successors and Assigns. The Agreement and all the rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties whether so expressed or not. The Seller and RER may assign their rights and obligations hereunder, in whole or in part, without the consent of the Buyer, to an affiliate of the Seller. Buyer may assign their rights and obligations hereunder, in whole or in part, without the consent of the Seller, to an affiliate of the Buyer.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

(f) Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

(g) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

(h) Jurisdiction. Any legal suit, action or proceeding arising out of, based upon or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Ohio, in each case located in Cuyahoga County, Ohio, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document served or delivered in accordance with Section 8(b) of this Agreement shall be effective service of process for any suit, action or proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in sch courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(i) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREUNDER.

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(j) Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by a Party. Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

(k) Recitals. The recitals appearing on the first page of this Agreement are, by this reference, incorporated into and made a part of this Agreement as if the same were fully herein rewritten.

(l) Schedules. The disclosure schedules referenced throughout this Agreement (the “Schedules”) are attached hereto. The inclusion of any information in the Schedules shall not be deemed an admission or acknowledgement, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such items are material to the Seller or the Company, as the case may be. The headings, if any, of the individual sections of each of the Schedules are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The Schedules are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Section 3, Section 4 and Section 5 merely for convenience, and the disclosure of an item in one Section of the Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such disclosure, notwithstanding the presence or absence of an appropriate Section of the Schedules with respect to such other representations or warranties or an appropriate cross reference thereto. No disclosure in the Schedules relating to any possible breach or violation of any agreement or law or contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. No disclosure in the Schedules shall be deemed to create any rights in any third party.

(m) Counterparts and Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any such counterpart, to the extent delivered in PDF format attached to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first written above.

THE SELLER:

Range Reclaim, LLC,
an Ohio limited liability company

Name:	Michael R. Cavanaugh
Title:	Manager

THE BUYER:

Collins Reclamation, LLC,
a West Virginia limited liability company

Name:	Roger L. Collins, Jr.
Title:	Manager/ Member

Solely for Purposes of Section 7 and Section 8 of the Stock Purchase Agreement

RER:

Range Environmental Resources, Inc.,
a West Virginia corporation

Name:	Michael R. Cavanaugh
Title:	Chief Executive Officer

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Exhibit A

Form of Stock Power

(see attached)

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Exhibit B

Form of Resignation Letter

(see attached)

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Exhibit C

Financial Statements

(see attached)

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Schedules

These Schedules are subject to the terms of Section 8(l) of the Stock Purchase Agreement accompanying the Schedules.

(See below)

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Schedule 3(f)

Seller Consents

1.	Consent of the Board of Range Impact, Inc., the sole member of Range Reclaim, LLC, which in turn is the sole shareholder of Collins Building & Contracting, Inc., authorizing the transactions contemplated by this Agreement.

2.	Consent from the West Virginia Department of Environmental Protection regarding the transfer of the Open Contracts to the Buyer and/or the consent from the West Virginia Department of Environmental Protection with respect to the Company’s change in control transaction contemplated by this Agreement.

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Schedule 3(j)

Company Liabilities

None other than:

(1)	Any applicable Affiliated Company Payables;

(2)	Liabilities with respect to the Pending Litigation Matter;

(3)	Liabilities with respect to any Pre-Closing Taxes; and

(4)	Pre-Closing Liabilities with respect to the Open Contracts.

All the foregoing liabilities of the Company shall be subject to the terms of Section 5 of the Stock Purchase Agreement accompanying these Schedules.

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Schedule 4(f)

Buyer Consents

Consent from the Manager of Buyer authorizing the transactions contemplated by the Stock Purchase Agreement accompanying these Schedules.

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Schedule 5(b)

Pending Litigation Matter

The Company is a named party in the following case:

James Knicely Black Lung Claim

U.S. Department of Labor, Office of Workers’ Compensation, Division of Coal Mine Workers’ Compensation; Case ID: 223N9-2021050

Mr. Knicely’s case has been forwarded to the Office of Administrative Law Judges to be set for a hearing, which is expected to occur in 2026.

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Schedule 5(d)

Open Contracts

The Company is a party to the following contracts:

(1)	Subcontract Agreement entered into as of August 22, 2024, by and among the Company, Collins Reclamation, LLC with respect to the project identified below:

(2)	Any agreement that the Company may have entered into with the WVDEP with respect to the project identified in paragraph (1) above.

(3)	Subcontract Agreement entered into as of August 22, 2024, by and among the Company and Collins Reclamation, LLC with respect to the project identified below:

(4)	Any agreement that the Company may have entered into with the WVDEP with respect to the project identified in paragraph (3) above.

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